PROPERTY MANAGEMENT AGREEMENT


     THIS AGREEMENT, dated _________________, 1996 is by and between CHARTHOUSE SUITES VACATION OWNERSHIP, INC., a Florida corporation ("Charthouse") and DECADE PROPERTIES, INC., a
Wisconsin corporation ("DPI").

     WHEREAS, Charthouse acquired a license to use, on the terms and conditions of the license, a hotel comprised of 25 hotel rooms located in Clearwater, Florida, known as Charthouse Suites hotel (the "Property"). In connection with the offering of Vacation Investment and Ownership Interests in the Charthouse, Charthouse desires to retain DPI to manage the Property on behalf of Charthouse and the holders of Charthouse Suites Vacation Investment and Ownership Interests ("Interests") on the terms and for the compensation set forth below.

     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

     1. Appointment and Acceptance. Charthouse hereby appoints and retains DPI to perform the services set forth herein, and DPI hereby accepts such appointment and employment, subject to the conditions of this Agreement.

     2. Efforts and Conflicts. DPI agrees to use commercially reasonable and continual efforts to fulfill its obligations hereunder. Charthouse acknowledges that DPI has been, is, and will be engaged to perform duties for other entities, including affiliates of Charthouse and DPI that are similar to those duties to be performed under this Agreement. Charthouse further acknowledges that it has no exclusive right to DPI's services.

     3. Term of Agreement. This Agreement shall remain in full force and effect until December 31, 2050. The parties agree that DPI would not have entered into the Master License Agreement with Charthouse or created the Charthouse Suites Vacation License Plan unless this Agreement was entered into for the entire term and, moreover, DPI would not enter into this Agreement for a lesser term.

     4. Compensation. For services rendered hereunder, Charthouse shall pay to DPI an amount equal to $2,500 a month plus reimbursement of its costs. The monthly management fee amount will be increased on the first day of each year (beginning January 1, 1997) by the annual increase in the Consumer Price Index ("CPI") over the previous year, as reported by the Department of Labor. The parties agree to select another comparable index, if the Department of Labor ceases to publish the CPI index.

     5. DPI's Authority, Duties and Obligations. During the term of this Agreement, DPI shall provide the following services and, in the performance of such services, shall have the authority indicated to act as agent on behalf of Charthouse:

     (a) To manage the Property, including the provision of services necessary for the maintenance and operation of the Property customarily performed by managing agents of similar properties;

     (b) To keep the Property in good condition and repair including, without limitation, interior and exterior decorating, painting, plumbing, heating, and ventilating systems, and carpeting; to make or cause to be made and to supervise repairs and alterations on Charthouse's behalf required by normal wear and tear; to purchase supplies, equipment and services and pay all related bills. DPI agrees to secure the prior approval of Charthouse on all expenditures in excess of $1,000 for any one item, except monthly or recurring operating charges and/or emergency repairs in excess of such maximum if, in the opinion of DPI, such repairs are necessary to protect the Property from damage, or to maintain services to the holders of Interests or their hotel guests.

     (c) To hire, discharge and supervise all employees and independent contractors.

     (d) To borrow money in the name of Charthouse provided such funds are used exclusively for payment of expenses related to the Property.

     (e) To make contracts for electricity, gas, fuel, water, telephone, vermin extermination, window cleaning, sweeping, cleaning, ash or rubbish hauling and other services or such of them as DPI shall deem advisable in is reasonable opinion.

     (f) To carry at Charthouse's expense necessary public liability insurance with a minimum limit of $1,000,000 in coverage and workmen's compensation insurance adequate to protect the interests of the parties hereto; which policies shall, if possible, be so written as to protect DPI in the same manner and to the same extent they protect Charthouse and will name DPI as an additional insured under the policy; and acquire fire, liability, burglary and theft, steam boiler, pressure, or any other appropriate insurance.

     (g) To pay, on behalf and at the direction of Charthouse, indebtedness relating to DPI and operating expenses.

     (h) To follow the directions of any consultants retained by Charthouse for the establishment of DPI's procedures and controls.

     (i) To bond by a fidelity bond all of DPI's employees who are responsible for the handling of money for Charthouse.

     (j) To pay all taxes and special assessments for public improvements now or hereafter assessed or levied against and on the Property as they become due. Payments may be made in installments as permitted by the municipality.

     (k) To pay all costs of data processing and/or computer processing charges in connection with the accounting and controls established by Charthouse or the holders of Interests.

     (l) To maintain and operate the Property, including, without limitation, repairmen, gardeners, janitors, security personnel, electricians, and carpenters, provided that DPI shall not be responsible for the actions and omissions of such personnel and contractors.

     (m) To perform such other services as may be reasonably directed by Charthouse in the diligent management of the Property.

     (n) DPI shall comply with all laws, rules, and regulations applicable to the performance of its obligations under this Agreement. DPI shall take such action as shall be necessary to comply promptly with all orders and requirements affecting the Property or the performance of its obligations and activities under this Agreement from any governmental entity having jurisdiction over the Property or DPI's activities with respect to the Property. Notwithstanding the foregoing to the contrary, DPI shall not take compliance action under this subparagraph if Charthouse requests DPI in writing to contest any such order or requirement and agrees to reimburse DPI for all fees and expenses incurred by DPI in connection with such contest. Upon such request and agreement, DPI shall use its best efforts to contest such order or requirement. DPI shall obtain reimbursement for all fees and costs incurred in connection with such contest from Charthouse.

     6.   Records and Reports.  DPI will furnish such information
(including occupancy reports) as may be requested by Charthouse from time to time with respect to the financial, physical or operational condition of the Property.

     7. Reimbursement of Expenses. In addition to the compensation payable under Paragraph 4, Charthouse shall reimburse DPI for the costs including all goods, materials and services used for or by Charthouse, and for all expenses of DPI on behalf of Charthouse and directly relating to the prudent operation of the Property and all services provided to residents or licensees of the Property, including site bookkeeping services and operating the Charthouse rental pool. In the case of services performed by employees of DPI, the reimbursable costs shall be based upon consideration of the time actually spent by such employees in performing such services as supported by time records multiplied by a rate established by DPI to cover the costs directly related to the employment of such persons; however, such amounts charged to Charthouse will not exceed those which Charthouse generally would be required to pay to independent parties for comparable services in the area in which the Property is located. The amount of reimbursable expenses shall not include amounts for time spent by the President of DPI.

     8. Termination. The parties hereby agree that an integral component of the Charthouse Suites Vacation License Plan and this Agreement is the right of DPI to manage the Property pursuant to this Agreement. As a result, the parties agree that DPI can only be terminated for cause and then upon the entire payment in cash to DPI by the successor, the third party or Charthouse of the present value amount of the future compensation to be paid to the Charthouse under this Agreement. For purposes of calculating the present value amount, the parties agree to use a 8% discount rate over the remaining term of this Agreement.

     9. Entire Agreement, Amendments. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. The rights and obligations specified herein are intended to be construed as separate and independent from any other prior, contemporaneous or subsequent agreements among the parties hereto. No amendment or modification of the Agreement will be valid unless made by supplemental agreement in writing.

     10. Assignability. The rights under this Agreement may be assigned and the duties hereunder may be delegated by DPI without the consent of Charthouse provided that such delegation shall not relieve DPI of its obligations to Charthouse hereunder.

     11. Severability. If any provision of this Agreement shall be held to be invalid, unenforceable or illegal in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal and preserve the original intent of the parties, or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provisions of this Agreement to the extent that such other provision is not itself actually in conflict with any applicable law.

     12. Choice of Law. This Agreement shall, in all respects, be governed by, and construed in accordance with, the internal laws of the State of Florida.

     13. Titles and Headings. All titles and headings have been inserted solely for the convenience of the parties and are not intended to be a part of this Agreement or to affect its meaning or interpretation.


DECADE PROPERTIES, INC.            CHARTHOUSE SUITES VACATION
                                   OWNERSHIP, INC.


By: __________________________     By: __________________________
    Jeffrey Keierleber,                 Jeffrey Keierleber,
      President                               President